AMENDMENT TO
                            EMPLOYMENT  AGREEMENT

     THIS AMENDMENT TO EMPLOYMENT AGREEMENT ("Agreement") is made and entered into effective the 20th day of April 2001, by and between C. JEFFREY ROGERS (hereinafter referred to as "Rogers"), and PIZZA INN, INC. (hereinafter referred to as the "Company").

     W  I  T  N  E  S  S  E  T  H:

     WHEREAS, the Company and Rogers entered into that certain Employment Agreement dated July 1, 1999 (the "Employment Agreement"); and

     WHEREAS, pursuant to the Employment Agreement, the Company currently employs Rogers as its Chief Executive Officer, and the Company and Rogers desire to continue such employment and to amend the Employment Agreement pursuant to the terms and conditions herein set forth; and

     NOW, THEREFORE, for and in consideration of the premises and the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Rogers hereby agree as follows:

1.     Section  3.02.
--     -------------

     Section 3.02 of the Employment Agreement is hereby amended by deleting the existing language in its entirety, and substituting in its place the following:

3.02 CASH BONUSES. The Company agrees to pay Rogers the cash bonuses provided below during the term of this Agreement. The Compensation Committee also has the authority, in its sole discretion, to authorize an additional bonus to Rogers at each fiscal quarter end and fiscal year end if the Compensation Committee deems such a bonus appropriate, including any amounts not paid under these criteria.

(A)  BONUS  NO.  1
During the Term, the Company will pay to Rogers a cash incentive bonus (Bonus No. 1), payable at the end of each fiscal year, in the amount of $100,000 if the Company's operating results report pre-tax net income growth or earnings per share growth of at least 10% more than the previous fiscal year.

(B)     BONUS  NO.  2
During  the  Term, the Company will pay Rogers a cash incentive bonus (Bonus No.
2), payable at the end of each fiscal year, based on the targets set forth below for EBITDA cash flow. For the purposes of this Agreement, "EBITDA cash flow" shall mean pre-tax earnings before interest, taxes, depreciation, and amortization prior to this bonus accrual per Section 3.02. If EBITDA cash flow equals or exceeds the target amount for an applicable year, then Bonus No. 2 shall equal $150,000. If EBITDA cash flow equals or exceeds 80% but is less than 100% of the target amount for an applicable year, then Bonus No. 2 shall equal 80% of Bonus No. 2. There shall be no Bonus No. 2 if EBITDA cash flow is less than 80% of the target amount for an applicable year. If EBITDA cash flow exceeds the target amount for an applicable year by $300,000 or more, then Bonus No. 2 shall increase by an additional $50,000.

FISCAL  YEAR  ENDING     EBITDA  CASH  FLOW  TARGET
June  2001               $6,000,000
June  2002               $6,250,000
June  2003               $6,500,000
June  2004               $6,750,000

(C)     BONUS  NO.  3
During the Term and beginning with the quarter ended March 25, 2001, the Company will pay Rogers a cash incentive bonus (Bonus No. 3), payable at the end of each semi-annual period of the Company's fiscal year, in the amount of $3,000 for each new store opening during each semi-annual period, provided that a minimum of 18 units open during each semi-annual period of such fiscal year. To the extent that 18 new units are not opened in either semi-annual period, the entire unpaid amount of Bonus No. 3 shall be paid to Rogers at fiscal year end if 36 new units are opened by fiscal year end. In the event that an Area Development or Master License Agreement is entered into during the fiscal year, the Compensation Committee, in its sole discretion, shall determine the credit, if any, of such agreement towards the payment of Bonus No. 3, based on, among other relevant criteria, the sales price, the projected unit growth and the development schedule of the territory.

(D)     BONUS  NO.  4
During the Term and beginning with the quarter ended March 25, 2001, the Company will pay Rogers a cash incentive bonus (Bonus No. 4), payable quarterly, in the amount of $25,000 for each fiscal quarter based on meeting or exceeding the targets set forth below for Norco gross sales. For the purposes of this Agreement, "Norco Gross Sales" shall mean all revenues generated by the Company's distribution division (Norco), excluding the impact of cheese price fluctuations (using fiscal year 2000 as the standard base). Bonus No. 4 shall be payable if Norco gross sales equals or exceeds the target amount for the respective quarter. To the extent that there is a shortfall from such goal in any given quarter, the entire year-to-date unpaid amount of Bonus No. 4 shall be paid to Rogers if the total Norco Gross Sales is equal to or greater than the respective yearly Norco Gross Sales target.

QUARTERS  WITH          QUARTERLY
FISCAL  YEAR  ENDING     NORCO  GROSS  SALES
June  2001               $13,000,000
June  2002               $13,500,000
June  2003               $14,000,000
June  2004               $14,500,000

(E)     BONUS  NO.  5
During the Term and beginning with the quarter ended March 25, 2001, the Company will pay Rogers a cash incentive bonus (Bonus No. 5), payable quarterly, in the amount of $25,000 for each fiscal quarter in which the Company's total general and administrative expenses (G&A) do not exceed 8.5% of total revenues. To the extent that there is a shortfall from such goal in any given quarter, the entire year-to-date unpaid amount of Bonus No. 5 shall be paid to Rogers if the total year-to-date G&A expenses do not exceed 8.5% of total revenues.

     2.     Miscellaneous.     Except  as  expressly  amended hereby, all of the
            -------------
representations, terms, covenants and conditions of the Employment Agreement (i) are hereby ratified and confirmed, (ii) shall remain unamended and not waived and (iii) shall continue to be in full force and effect.







EXECUTED  as  of  the  date  and  year  first  above  written.


     PIZZA  INN,  INC.

     By:    /s/Ronald  W.  Parker

            Ronald  W.  Parker,  President


     /s/ C. Jeffrey Rogers
     C.  Jeffrey  Rogers